Exhibit 4.9

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this "Amendment") is made and entered into as of the 7th day of August, 2001, by and among NATIONAL VISION, INC., a Georgia corporation ("NVI" or the "Company") and the Holders (as defined in the Registration Rights Agreement, dated as of May 31, 2001, (the "Agreement") by and among the Company, the Holders of Registrable Securities who are parties to the Agreement and the Additional Holders who subsequently become party to the Agreement) to amend the terms of the Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Agreement was entered into in connection with the emergence from bankruptcy by the Company pursuant to the Plan;

WHEREAS, the Agreement provides for the filing of a Shelf Registration Statement by the Company not later than 75 days after the date of the Agreement; and

WHEREAS, the Company and the Holders have determined and agreed that it would be in the strategic best interest of the Company to amend the Agreement to delay the required filing of such a Shelf Registration Statement for an additional 30 days;

NOW, THEREFORE, the parties hereto, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.       Amendment. The Agreement is hereby amended, pursuant to Section 11.3 thereof, by deleting the first two sentences of Section 4.1(a) of the Agreement in their entirety, and replacing them with the following:

"As promptly as reasonably practicable but in any event not later than 105 days after the date hereof, the Company shall file a Shelf Registration Statement relating to the resale by the Holders of all of the Holders’ Registrable Securities. The Company shall use all reasonable efforts to cause such registration statement to be declared effective by the Commission as promptly as practicable after such filing but in any event not later than 60 days following such filing date."

2.       No Other Amendments. Except for the amendments expressly set forth and referred to in Section 1 above, the Agreement shall remain unchanged and in full force and effect.

3.       Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to the provisions thereof relating to conflict of laws which might require application of the law of any other jurisdiction.

4.       Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

5.        Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

6.       Entire Agreement. The Agreement as amended by this Amendment embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned individuals have executed this Amendment as of the day and year first hereinabove set forth.

NATIONAL VISION, INC. By: /s/ Mitchell Goodman Name: Mitchell Goodman Title: Senior Vice President

SCUDDER HIGH YIELD SERIES – SCUDDER HIGH YIELD FUND* By: /s/ Harry E. Resis Name: Harry E. Resis Title: Vice President	SCUDDER STRATEGIC INCOME FUND* By: /s/ Philip J. Collora Name: Philip J. Collora Title: Vice President

SCUDDER HIGH INCOME TRUST* By: /s/ Harry E. Resis Name: Harry E. Resis Title: Vice President	SCUDDER VARIABLE SERIES II –SCUDDER HIGH YIELD PORTFOLIO* By: /s/ Harry E. Resis Name: Harry E. Resis Title: Vice President
Scudder MULTI-MARIET INCOME – TRUST* By: /s/ Philip J. Collora Name: Philip J. Collora Title: Vice President	SCUDDER PORTFOLIO TRUST – SCUDDER HIGH YIELD OPPORTUNITY FUND* By: /s/ Harry E. Resis Name: Harry E. Resis Title: Vice President

SCUDDER STRATEGIC INCOME TRUST* By: /s/ Philip J. Collora Name: Philip J. Collora Title: Vice President	SCUDDER GLOBAL OPPORTUNITIES FUND – U.S. HIGH YIELD BOND FUND By: /s/ Harry E. Resis Name: Harry E. Resis Title: Vice President

ADAMS STREET CBO 1998-1 LTD BY ZURICH SCUDDER INVESTMENTS AS INVESTMENT ADVISOR By: /s/ Harry E. Resis Name: Harry E. Resis Title: Vice President	SCUDDER MONTHLY INCOME FUND By: /s/ Paul J. Elmlinger Name: Paul J. Elmlinger Title: Director Scudder Investments (Luxembourg) SA

U.S. BANCORP INVESTMETNS, INC. By: /s/ Robert G. Morrish Name: Robert G. Morrish Title: Executive Vice President